How We Make Home Possible CODE OF CONDUCT Effective Date: January 1, 2026 THE FREDDIE MAC

HAVE QUESTIONS OR CONCERNS? C all the Compliance & Ethics Helpl ine at 877-301-CODE (2633) or go to FreddieM acEthicsHelpl ine.com 2 THE FREDDIE MAC CODE OF CONDUCT | INTRODUCTION FREDDIE MAC’S VALUES We are mission driven We put the health of the housing finance market at the forefront of our business decisions, and Mission drives everything we do. We do the right thing We lead the company and our industry with integrity, and We take responsibility for our actions. We perform with excellence We thoughtfully approach challenges, and We reliably deliver on our commitments. We are welcoming We embrace different perspectives and strive for a supportive professional environment, and We engage with respect and positive intent.

A Message From the CEO



Freddie Mac's mission to **make home possible** is an important one, impacting millions of families in America. As a trusted financial institution, we must focus not only on our mission and business goals, but also on the manner in which we reach those goals. We seek to *always do the right thing in the right way*.

Freddie Mac's Code of Conduct helps guide us in that endeavor. It outlines the firm's values and expectations for operating ethically, respectfully and with integrity.

Each of us should be familiar with this important document and refer to it as a tool to help with daily decisions, big and small. When in doubt, the Code of Conduct can help clarify and validate the best course of action, including when to speak up and escalate issues. Rest assured that concerns will always be addressed without retaliation.

Our reputation and continued success in serving America's borrowers and renters and building a stronger and more affordable U.S. housing system are dependent on everyone at Freddie Mac acting ethically. The Code of Conduct helps ensure we can fulfill our mission reliably and with integrity every day. Thank you for your commitment to following its principles.

Kenny M. Smith
Chief Executive Officer

HAVE QUESTIONS OR CONCERNS?

Call the Compliance & Ethics Helpline at 877-301-CODE (2633)
or go to FreddieMacEthicsHelpline.com

3

Table of Contents

Navigating This Document

- To go directly to a specific topic, click on the section in the Table of Contents below.
- Black highlighted copy within this document provides additional details about certain terms.
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Introduction 5

Our Code Is a Foundation for Ethical Conduct 5
Using the Code 6
Our People Leaders and Executives Play a Key Role 7

Section 1 9

We create a safe, respectful and welcoming work environment.

Respect and Welcoming 10
Illegal Discrimination and Harassment 10
Workplace Safety 11

Section 2 13

We safeguard our company's and our partners' information and resources.

Use of Company Assets 14
Intellectual Property 15
Records Management 15
Information Security and Privacy 16

Section 3 18

We put the company's interests before our own and disclose conflicts of interest.

Business Courtesies 19
Personal Investments and Insider Trading 20
Personal Political and Community Activities 20
Outside Activities & Relationships in the Workplace 21
Other Conflicts of Interest 22

Section 4 24

We communicate truthfully and responsibly.

Responsible Communication 25
Social Media 26
Truthful Reporting 26

Section 5 28

We conduct ourselves and our business lawfully and in good conscience.

Artificial Intelligence (AI) & Machine Learning (ML) 29
Fair Competition 29
Compliance with Laws and Regulations 30
Guarding Against Fraud 30
Anti-Corruption 31
Business Opportunities, Innovations & Fair Dealings 31

Section 6 33

We ask for guidance and report concerns.

Seeking Advice and Reporting Misconduct 34
No Tolerance for Retaliation 35
Additional Resources 35

Index of Policies 37

HAVE QUESTIONS OR CONCERNS?

Call the Compliance & Ethics Helpline at 877-301-CODE (2633) or go to FreddieMacEthicsHelpline.com

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HAVE QUESTIONS OR CONCERNS? C all the Compliance & Ethics Helpl ine at 877-301-CODE (2633) or go to FreddieM acEthicsHelpl ine.com 5 THE FREDDIE MAC CODE OF CONDUCT | INTRODUCTION Scan to submit online or call the Compliance & Ethics Helpline at 877-301-CODE (2633) Looking to report misconduct? Does the Code apply to me? The Code applies to all full- and part- time employees, including senior leadership and executives. We also expect that those who work with Freddie Mac, including contingent workers, independent contractors, and consultants, will embrace the spirit of the Code and adhere to its standards. Any waiver of the Code for executive officers must be approved by the Board or a board committee and promptly disclosed to the public on our website. This prevents waivers of the Code from being hidden from the public and complies with New York Stock Exchange (NYSE) requirements and similar rules under the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002. Our Code Is a Foundation for Ethical Conduct Through our work at Freddie Mac, we make home possible for millions of Americans. To best fulfill our mission, we must conduct business ethically and in compliance with both the letter and the spirit of the law, our policies and our values. We recognize that good ethics is good for business. Our Code of Conduct sets critical expectations for the actions we take and the competencies we are expected to live by and demonstrate. It outlines the responsibilities that we have to each other, our business partners, our competitors and our customers. What is right, fair, or compliant isn’t always obvious, especially in the face of conflicting priorities or business pressures. The Code also provides us with ethical decision-making guidelines to help in those “gray areas.” Introduction

HAVE QUESTIONS OR CONCERNS? C all the Compliance & Ethics Helpl ine at 877-301-CODE (2633) or go to FreddieM acEthicsHelpl ine.com 6 THE FREDDIE MAC CODE OF CONDUCT | INTRODUCTION Using the Code Read the Code and take time to understand our company’s expectations and how they apply to your role at Freddie Mac. Come back to the Code in situations where you’re not sure of the right answer —especially if there are likely legal or ethical risks to you or to the business. What if I can’t find an answer in the Code? While the Code strives to be comprehensive, it can’t anticipate every situation that you may encounter. For additional information, review the relevant policies or consult the Compliance & Ethics Helpline for guidance. Where can I find our policies? Company policies, and their associated standards, are available on HomeFront. Our policies and standards support the Code by presenting additional details and covering other topics not found in the Code. Relevant policies and standards are indexed at the end of the Code to make it easy to find a specific resource when you need more detailed information. Each employee is responsible for understanding and following all of Freddie Mac’s policies and standards. What happens if someone violates the standards in our Code or the law? Complying with the Code of Conduct and applicable laws is a condition of employment. Failure to comply will result in corrective action, up to and including termination. Who can I talk to if I have questions or concerns? You can contact the Ethics Office or the Compliance & Ethics Helpline, Human Resources, the Legal division or a people leader in your division.

HAVE QUESTIONS OR CONCERNS? C all the Compliance & Ethics Helpl ine at 877-301-CODE (2633) or go to FreddieM acEthicsHelpl ine.com 7 THE FREDDIE MAC CODE OF CONDUCT | INTRODUCTION Our People Leaders and Executives Play a Key Role We are all responsible for our culture, but those who lead people — including senior leadership and executives — are accountable for our culture. We expect all people leaders to: • Act as role models. • Champion a culture of integrity and compliance. • Promote high ethical standards. • Recognize and reward behavior that exemplifies our values, our competencies and our Code. • Make sure employees are appropriately trained and competent. • Assist in enforcing the Code. • Report any violations or potential violations of the Code in a timely manner. Additionally, senior leadership is responsible for making sure the company has the resources to effectively execute our mission. Certain members of leadership, including the CEO, President, CFO and Principal Accounting Officer/Controller, must also promote full, fair, accurate and understandable disclosures in filings with the Securities and Exchange Commission (SEC) and in other public communications regarding our financial condition. Their ethical actions in this area set the tone for how our company, and every individual who works on its behalf, are perceived externally.

THE FREDDIE MAC CODE OF CONDUCT | INTRODUCTION

Bringing Our Values Home

Our Code requires that each of us demonstrate good judgment in our decisions and actions at work — not just occasionally, but consistently.

To do this, we must be able to accurately evaluate situations and make good choices. If you're facing a situation where the right choice is not clear, take a moment to assess your options in terms of our values. And if you see something that may violate the Code, report it.

FOR ADDITIONAL INSIGHT, CONSIDER THE ETHICAL ISSUES AT STAKE. ASK:

Right versus wrong:

"Am I being asked to do something that might be inappropriate? Are there legal or ethical concerns?"

Potential consequences:

"Could someone or something be harmed by my decision?"

Reputational effect:

"Would others understand my decision? Could I explain it to my people leader, a friend or someone I admired? Could the decision reflect poorly on me or Freddie Mac?"

Due diligence:

"Have I verified important facts and assumptions? If I'm not sure after trying to verify, have I asked others who may know?"

Throughout the Code you will find scenarios where we demonstrate how to apply our values and use these additional questions.

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Call the Compliance & Ethics Helpline at 877-301-CODE (2633) or go to FreddieMacEthicsHelpline.com

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HAVE QUESTIONS OR CONCERNS? C all the Compliance & Ethics Helpl ine at 877-301-CODE (2633) or go to FreddieM acEthicsHelpl ine.com At Freddie Mac, we are committed to delivering impactful work and instilling a culture where people feel welcomed. We are also committed to the safety and security of our employees. SECTION 1 We create a safe, respectful and welcoming work environment.

THE FREDDIE MAC CODE OF CONDUCT | SECTION 1

Respect and Welcoming

- Treat people fairly — with respect and dignity.
- Act professionally in all interactions — including conversations, meetings, email communications and online exchanges.
- Create a welcoming, equal opportunity work environment that values the differences and opinions of others.
- Engage others positively, without belittling or bullying behaviors.



Illegal Discrimination and Harassment

- Never discriminate based on race, color, religion, ethnicity, sex, pregnancy, age, national origin, disability, sexual orientation, gender identity/expression, parental status, marital status, military service or veteran status, genetic information or any other status protected by applicable law.
- Base employment decisions on the individual's qualifications, skills, and performance — not on personal characteristics or protected status.
- Promote non-discrimination within sourcing and procurement practices.
- Do not use sexually explicit discussions, jokes and material while at work or using company resources.
- Be careful not to harass others, even without intending to — joking, teasing, and commenting about sensitive and/or controversial subjects can offend others and create uncomfortable working conditions.
- Speak up if you witness or experience harassing, discriminatory or unfair behavior; HR Connect, the Employment Law team, Employee Relations, and the Compliance & Ethics Helpline are all available to help ensure that you and others work in a safe and secure environment.

HAVE QUESTIONS OR CONCERNS?

Call the Compliance & Ethics Helpline at 877-301-CODE (2633) or go to FreddieMacEthicsHelpline.com

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THE FREDDIE MAC CODE OF CONDUCT | SECTION 1



Workplace Safety

- Make certain your actions are not intimidating or threatening —and speak up about such behavior by others.
- Do not come to work or conduct any Freddie Mac business when under the influence of alcohol or illegal drugs, or when impaired by prescription medications.
- Do not use, purchase, sell, manufacture, or distribute illegal drugs or related material in the workplace or while using Freddie Mac resources.
- Never carry or use weapons, even if licensed, on Freddie Mac premises.
- Exercise sound judgment when alcohol is served at business-related functions. Remember: you are representing Freddie Mac.

HAVE QUESTIONS OR CONCERNS?

Call the Compliance & Ethics Helpline at 877-301-CODE (2633) or go to FreddieMacEthicsHelpline.com

11

THE FREDDIE MAC CODE OF CONDUCT | SECTION 1

Bringing Our Values Home

THE CHALLENGE

I work closely with another leader who can come off as condescending and rude. She often belittles her direct reports in front of their peers and has sometimes resorted to shouting in meetings to get her point across. This behavior has created a very uncomfortable work environment for her team, colleagues and me. I made some subtle comments to her after I witnessed a particularly tense exchange between her and a member of her team, but she brushed me off. Now our teams are working closely together on a project, and I'm worried my team members will be impacted by her behavior.

OUR APPROACH

Consider Our Values

We are welcoming: We are each expected to engage respectfully with others, and people leaders have the extra responsibility to set the right tone for their teams.

Consider the Ethical Issues at Stake

Right versus wrong: Raising concerns directly to your colleagues when you witness negative behavior from them is the right first step. We ask for help if our first attempt doesn't work.

Reputational effect: Rude and condescending behavior can create a negative work environment that impacts employee productivity and can cause good employees to leave the company.

HAVE QUESTIONS OR CONCERNS?

Call the Compliance & Ethics Helpline at 877-301-CODE (2633) or go to FreddieMacEthicsHelpline.com

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HAVE QUESTIONS OR CONCERNS? C all the Compliance & Ethics Helpl ine at 877-301-CODE (2633) or go to FreddieM acEthicsHelpl ine.com SECTION 2 We safeguard our company’s and our partners’ information and resources. At Freddie Mac, we are good stewards of our assets — including employee data, financial assets, intellectual property, data and information, and buildings and facilities — and those of third parties and U.S. Federal Housing (FHFA). We protect all assets (for which we have responsibility) from theft, loss, unauthorized access and misuse. We keep accurate and reliable records and avoid even the appearance of fraud or misconduct.

HAVE QUESTIONS OR CONCERNS? 14 THE FREDDIE MAC CODE OF CONDUCT | SECTION 2 C all the Compliance & Ethics Helpl ine at 877-301-CODE (2633) or go to FreddieM acEthicsHelpl ine.com Use of Company Assets • Treat company assets with care and use them only for business-related purposes. • Leave conference rooms and public spaces the way you’d like to find them — avoid actions that could cause damage to, or deface, Freddie Mac-owned or leased property. • All employee expenses must be reasonable and prudent, and further a legitimate business purpose. • Follow all Information Technology safeguards when using company systems whether accessing on-site or from another location. • People leaders must verify that their personnel have appropriate access to systems; employees must notify their people leader of any inappropriate access they have received. • Reasonable and infrequent personal use of company technology assets is permissible, subject to compliance with company policies. • We prohibit gambling activities — including pools where money or prizes are awarded — while on Freddie Mac-owned or leased property or while using Freddie Mac equipment or technology.

HAVE QUESTIONS OR CONCERNS? 15 THE FREDDIE MAC CODE OF CONDUCT | SECTION 2 C all the Compliance & Ethics Helpl ine at 877-301-CODE (2633) or go to FreddieM acEthicsHelpl ine.com Records Management • Write clearly, professionally and accurately in all documents (e.g., emails, texts, memos, reports and financial statements). • Take responsibility for the integrity of records you create and manage. • Retain and dispose of records in compliance with the records retention schedule and our document life-cycle and legal hold policy. • Do not destroy or alter any documents that are covered by a “Legal Hold” initiated by the Legal Division. Intellectual Property • Our brand, trademarks, patents and proprietary information about our business are among our most valuable assets — protect them from unauthorized use or disclosure and never use them for personal gain. • Inventions and ideas that you develop that are related to our business, created during your work hours or created using Freddie Mac resources, belong to Freddie Mac. • Protect all intellectual property in your care, including intellectual property of our business partners. • Speak up if you are aware of a possible misuse or unauthorized disclosure of any intellectual property.

THE FREDDIE MAC CODE OF CONDUCT | SECTION 2

Information Security and Privacy



- Follow all applicable policies, standards and procedures to keep Corporate Information, including Non-public FHFA information, safe. Freddie Mac classifies "Corporate Information" as Restricted, Confidential, Non-Public or Public (this includes Freddie Mac Intellectual Property and Protected Personal Information).
- For Corporate Information data:
  - Access, use and store appropriately, and only when authorized and when there is a business need.
  - Share only if it is authorized to be disclosed, and only with those who are authorized to receive it (e.g., a confidentiality agreement is in place), including sending data to personal accounts and uploading (or copying/pasting) data into unauthorized web-based tools.
  - Protect it even after your employment with Freddie Mac ends.
- Don't click links or download attachments in suspicious emails, and report suspected phishing emails to Information Security by selecting the "Report Phish" button in Outlook.
- Recording conversations or meetings is prohibited (except leadership-approved recordings within Microsoft Teams).
- Only store passwords in an enterprise credential management system (e.g., Freddie Password Manager, CyberArk).
- Report occurrences of loss, unauthorized access, disclosure or theft of Corporate Information — including Protected Personal Information (PPI) — involving personnel, suppliers, Seller/Servicers or others in possession of Corporate Information, or loss or theft of Freddie Mac assets (e.g., laptops) to:
  - Privacy: privacy_incident_management@freddiemac.com (or Division Privacy Liaison)
  - Security/Lost Device: information_security@freddiemac.com (or 571-382-3333)

HAVE QUESTIONS OR CONCERNS?

Call the Compliance & Ethics Helpline at 877-301-CODE (2633) or go to FreddieMacEthicsHelpline.com

16

THE FREDDIE MAC CODE OF CONDUCT | SECTION 2

Bringing Our Values Home

THE CHALLENGE

My leader assigned me to a new project with a tight deadline. As I was not confident on how to perform some of the tasks needed to complete my assignment, I visited a site I had recently used for personal projects. The site utilizes the newest technologies and has been a huge help to me. To get the most out of the site, I copied and pasted some information from a few Freddie Mac documents. My leader was initially really pleased with my work product, but then they were contacted by Information Security who said I had exposed Freddie Mac Corporate Information by uploading it onto an unauthorized site. A compliance investigation was opened, and I had to go back to the site, make sure no Freddie Mac Corporate Information was retained on the site (and delete it if it was), and certify that I deleted the Corporate Information and understood I was not allowed to use such unauthorized sites again. What I thought was a quick win put the company at risk.

OUR APPROACH

Consider Our Values

We do the right thing: We each have the responsibility to handle Corporate Information appropriately and avoid accessing unauthorized sites.

Consider the Ethical Issues at Stake

Potential consequences: Posting, uploading or allowing access to Restricted, Confidential, or Non-Public information by an unauthorized site or tool can result in serious consequences for the employee who mishandled the data and Freddie Mac. Additionally, ignoring such behavior from others weakens our ethical culture and hurts Freddie Mac.

Reputational effect: When we don't appropriately handle information, we risk losing the confidence of our stakeholders to be a trusted partner.

HAVE QUESTIONS OR CONCERNS?

Call the Compliance & Ethics Helpline at 877-301-CODE (2633) or go to FreddieMacEthicsHelpline.com

17

HAVE QUESTIONS OR CONCERNS? C all the Compliance & Ethics Helpl ine at 877-301-CODE (2633) or go to FreddieM acEthicsHelpl ine.com SECTION 3 We put the company’s interests before our own and disclose conflicts of interest. To uphold our reputation as a trusted business partner, we must avoid conflicts of interest and disclose any situation that could create even the appearance of a conflict. We are open and transparent when we hire. We offer and accept only appropriate business courtesies. We disclose outside activities, such as second jobs and personal investments that may conflict with our responsibilities to Freddie Mac. We do not use our Freddie Mac positions for inappropriate gain. Additionally, Freddie Mac does not permit dual employment.

HAVE QUESTIONS OR CONCERNS? 19 THE FREDDIE MAC CODE OF CONDUCT | SECTION 3 C all the Compliance & Ethics Helpl ine at 877-301-CODE (2633) or go to FreddieM acEthicsHelpl ine.com Business Courtesies • Business courtesies should neither prevent you from making fair and impartial business decisions, nor create an impression of impropriety. • When offering business courtesies, make sure they are modest in value (see Policy for specific limits) and given infrequently without any expectation of reciprocity. • Never offer or accept cash or cash equivalents, like gift cards. • Do not offer or accept anything that could reflect poorly on the company. • Strict rules govern courtesies to government employees — contact the Ethics Office before giving anything of value to a government employee, including an employee of FHFA.

THE FREDDIE MAC CODE OF CONDUCT | SECTION 3

Personal Investments and Insider Trading

- If you have material, non-public information (MNPI) about a company (including Freddie Mac), do not purchase or sell securities in that company and do not "tip" anyone else to trade.
- We prohibit employees and their related individuals from engaging in certain transactions, including purchasing Freddie Mac and Fannie Mae securities.
- If you already own Freddie Mac securities, only sell them after obtaining pre-clearance, and during an approved window period.
- Obtain pre-clearance for certain other transactions, including private placements.
- Follow all Information Wall restrictions to prevent the flow of MNPI (including material non-public FHFA information) to your colleagues identified as Restricted Persons.



Personal Political and Community Activities

- Disclose any existing or planned political office or government-related positions.
- Conduct personal political and community activities on your own time, without using company resources, and be clear that you do not represent Freddie Mac.
- Never pressure or coerce others within Freddie Mac to support your personal political activity or charitable causes.
- Do not solicit political contributions during work hours or on Freddie Mac premises; people leaders are prohibited from soliciting within their reporting chain.
- Soliciting contributions for charitable causes from others on Freddie Mac premises is allowed when not coercive or disruptive to Freddie Mac business operations.

HAVE QUESTIONS OR CONCERNS?

Call the Compliance & Ethics Helpline at 877-301-CODE (2633) or go to FreddieMacEthicsHelpline.com

20

HAVE QUESTIONS OR CONCERNS? 21 THE FREDDIE MAC CODE OF CONDUCT | SECTION 3 C all the Compliance & Ethics Helpl ine at 877-301-CODE (2633) or go to FreddieM acEthicsHelpl ine.com Outside Activities & Relationships in the Workplace • Disclose outside activities that could pose a conflict at work, such as: ○ Second jobs or board memberships with third parties, ○ Real estate agent or broker activity, or ○ Other activities that might divide your loyalties or interfere with your obligations to Freddie Mac. • Disclose family member external employment that could pose a conflict with Freddie Mac’s interests, such as: ○ If a family member or romantic partner is offered or takes a job with one of our suppliers, business partners or another third party. • Disclose any personal relationships within Freddie Mac that could pose a conflict, including, but not limited to: ○ Family members, romantic partners, significant close personal relationships with other Freddie Mac colleagues with whom you share the same first or second-level supervisor, or ○ Being in a position (directly or indirectly) to hire, terminate, promote or help advance family members, romantic partners or other colleagues with whom you have a significant personal relationship.

HAVE QUESTIONS OR CONCERNS? 22 THE FREDDIE MAC CODE OF CONDUCT | SECTION 3 C all the Compliance & Ethics Helpl ine at 877-301-CODE (2633) or go to FreddieM acEthicsHelpl ine.com Other Conflicts of Interest • Freddie Mac business opportunities should benefit Freddie Mac. • Don’t take personal advantage of corporate opportunities and don’t try to persuade Freddie Mac to do business with a company because it might benefit you or a family member, romantic partner or close friend. • Don’t purchase properties owned by Freddie Mac through foreclosure sales nor Freddie Mac Real Estate Owned (REO) properties. You should inform your immediate family members that this prohibition extends to them as well. • Avoid situations where actual or perceived conflicts of interest may arise when exchanging gifts, issuing internal recognition and other solicitations between employees up or down your reporting line. • Don’t provide personal loans to your leadership, executive officers or members of the Board of Directors.

THE FREDDIE MAC CODE OF CONDUCT | SECTION 3

Bringing Our Values Home

THE CHALLENGE

A coworker mentioned that his sister switched jobs and now works for a bank with direct ties to Freddie Mac. I knew my coworker's business duties involved his sister's company and this personal relationship might pose a conflict at work. While I didn't want to pry into his personal business, I also didn't want him to get in trouble. So, I asked if he had disclosed this relationship. He hadn't and wasn't sure how. I suggested he call the Ethics Helpline, and he learned he did need to disclose this via our Disclosure Central tool. Our people leader worked with him, and the Ethics Office, to create a plan to mitigate the conflict.

OUR APPROACH

Consider Our Values

Respecting others: Employees are responsible for speaking up when a coworker might be going down the wrong path, either directly with the coworker or through one of our many reporting channels.

Consider the Ethical Issues at Stake

Right versus wrong: Disclosing a family member's employment with a third party protects us and our third parties from even the appearance of undue influence.

Reputational effect: Conflicts of interest, even the appearance of one, can damage our working relationships. We want to treat our third parties in an equal manner, or we risk losing them.

HAVE QUESTIONS OR CONCERNS?

Call the Compliance & Ethics Helpline at 877-301-CODE (2633) or go to FreddieMacEthicsHelpline.com

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HAVE QUESTIONS OR CONCERNS? C all the Compliance & Ethics Helpl ine at 877-301-CODE (2633) or go to FreddieM acEthicsHelpl ine.com SECTION 4 We communicate truthfully and responsibly. Truthful and responsible reporting is critical to the integrity of the markets in which we do business and to Freddie Mac’s reputation. We communicate responsibly — whether we are working with regulators and government agencies, auditors, the media, the investment community or anyone else externally. And we ensure that our disclosures are truthful and clear.

THE FREDDIE MAC CODE OF CONDUCT | SECTION 4

Responsible Communication

Working with regulators, other government bodies, and external auditors

- Employees are prohibited from lobbying.
- Only authorized employees may communicate on behalf of Freddie Mac to regulators, Congress, state officials, other government officials and/or external auditors in compliance with FHFA's External Communications Standards.
- Direct any requests for information from Congress or any state legislative body, or any federal or state agency, to Government & Industry Relations.
- Respond to requests for data and information in an accurate and timely manner.
- Be professional and respectful; escalate issues for resolution when appropriate.
- Keep the Regulatory Affairs Team informed of requests from FHFA-Division of Enterprise Regulation (examinations) and FHFA-OIG.
- Never obstruct an audit or conceal or misrepresent relevant information.

Interacting with the media, the investment community and others outside Freddie Mac

- Only authorized employees may communicate on behalf of Freddie Mac to the public, the media and other external parties in compliance with FHFA's External Communications Standards.
- All external, business-related speeches, papers, postings and publication opportunities must be pre-cleared by Public Relations, who also will determine whether FHFA approval is required.
- Direct any requests for information from the investment community to Investor Relations. Direct all media inquiries to Public Relations. Under the External Communications Standards, all employees, including authorized spokespersons, require express written approval from FHFA before speaking to the media.



HAVE QUESTIONS OR CONCERNS?

Call the Compliance & Ethics Helpline at 877-301-CODE (2633)
or go to FreddieMacEthicsHelpline.com

25

THE FREDDIE MAC CODE OF CONDUCT | SECTION 4

Social Media

- Take care when posting on social media, as your online conduct outside of work may reflect on the company or FHFA.
- Ensure your comments on social media are attributed to you personally and not as a representative of Freddie Mac. You should not engage in discussions about topics sensitive to the company, even with a disclaimer.
- Never share Freddie Mac Restricted, Confidential, or Non-Public information on social media, including on Fishbowl or Reddit. This includes internal information discussed at town halls, in team meetings and/or work taking place within the Divisions.
- Obtain authorization from Public Relations before using social media for business purposes and before posting on Freddie Mac's behalf. All social media published by Freddie Mac is subject to FHFA's External Communications Standards.

Truthful Reporting

- Be complete and accurate when reporting assets, liabilities, revenues and expenses.
- Never intentionally falsify a financial record or misrepresent the facts of a transaction.
- Use good judgment when creating or approving expense reports.
- Report issues, and actions to address them, transparently and accurately, and in accordance with applicable company policies and standards.



HAVE QUESTIONS OR CONCERNS?

Call the Compliance & Ethics Helpline at 877-301-CODE (2633) or go to FreddieMacEthicsHelpline.com

26

THE FREDDIE MAC CODE OF CONDUCT | SECTION 4

Bringing Our Values Home

THE CHALLENGE

My teammates and I are "friends" on social media. In the past, our interactions have included sharing vacation photos, back-to-school messages and exchanging recipes. One of my teammates has started to share more political messages with me and our other colleagues via our social media connection. It started with petitions for things we all had expressed interest in before, such as housing and playground clean-ups. Recently, this teammate has begun sharing messages that are much more political and are critical of the current presidential administration. I've noticed that this colleague has also shared these same messages on sites where it is clear we are Freddie Mac employees. I think this may have crossed the line and violated our social media policy.

OUR APPROACH

Consider Our Values

We perform with excellence: We speak up when our colleagues might be going down the wrong path; our social media policy extends to personal social media use if it is possible the individual could be seen as representing Freddie Mac.

Consider the Ethical Issues at Stake

Right versus wrong: We have policies and procedures about external communications to protect Freddie Mac; violating those policies and procedures, or letting others do so, is not appropriate.

Potential consequences: Only authorized employees may communicate on behalf of Freddie Mac to the media, regulators, Congress, state officials, other government officials and external auditors. This helps ensure that we provide complete, accurate, relevant, and up-to-date information and receive the appropriate approvals from FHFA.

HAVE QUESTIONS OR CONCERNS?

Call the Compliance & Ethics Helpline at 877-301-CODE (2633) or go to FreddieMacEthicsHelpline.com

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HAVE QUESTIONS OR CONCERNS? C all the Compliance & Ethics Helpl ine at 877-301-CODE (2633) or go to FreddieM acEthicsHelpl ine.com SECTION 5 We conduct ourselves and our business lawfully and in good conscience. We all benefit from fair competition and fair play. Being an ethical company means doing business transparently and honestly, and seeking competitive advantage only through legal and ethical business practices. We endeavor to be aware of and comply with all laws and regulations that apply to Freddie Mac. Freddie Mac is not just a leader in the industry; we are also good stewards of the resources entrusted to us.

HAVE QUESTIONS OR CONCERNS? 29 THE FREDDIE MAC CODE OF CONDUCT | SECTION 5 C all the Compliance & Ethics Helpl ine at 877-301-CODE (2633) or go to FreddieM acEthicsHelpl ine.com Artificial Intelligence (AI) & Machine Learning (ML) • Our use of AI/ML is guided by our values and the AI/ML Ethical Principles to include fairness, accountability and transparency. • We implement processes that drive consistent and reliable AI/ML outcomes. Fair Competition • Consistent with the antitrust laws, we compete lawfully based on the merits of our products and services. • Never enter into agreements with our competitors to fix prices or elements of pricing (such as credit terms), to divide up customers or markets, or to boycott a business. • Do not limit the availability of products or services, or refuse to deal with specific business partners, unless we have a reasonable business justification for doing so.

THE FREDDIE MAC CODE OF CONDUCT | SECTION 5

Compliance with Laws and Regulations

- Identify, assess, mitigate, and monitor legal and compliance risks in our business and operations.
- Oversee Freddie Mac Third Party compliance with applicable laws and regulations.
- Cooperate with FHFA and the U.S. Department of Housing and Urban Development (HUD) by sharing information from monitoring activities.
- We are truthful in our personal financial dealings (including applications for mortgages), avoiding misrepresentation or omission of key information.



Guarding Against Fraud

- Information should never be concealed or misstated on behalf of the company, or for personal gain.
- Understand how to identify and report suspicious activity, including internal and external activities that are conducted or attempted by, at, or through Freddie Mac.
- Refer instances of actual or possible suspicious activity to:
    - Internal Fraud: Contact the Compliance & Ethics Helpline
    - External Suspicious Activity:
        - Call the Fraud Hotline 1-800-4FRAUD8 (437-2838)
        - Report to a Single-Family Division Risk Officer (for SF mortgage-related fraud) using Freddie Mac's Tip Referral Tool (HomeFront / External) or email mortgage_fraud_reporting@freddiemac.com
        - Email a Multifamily Division Risk Officer (for MF mortgage-related fraud) MF_mortgage_fraud_reporting@freddiemac.com
        - Email an I&CM Division Risk Officer (for ICM-related fraud) ICMCCRM@freddiemac.com
        - Email Financial Crimes Risk Management (all other) FCSC_fraud_reporting@freddiemac.com
- Freddie Mac prohibits retaliation against anyone who raises a concern about possible fraud.

HAVE QUESTIONS OR CONCERNS?
Call the Compliance & Ethics Helpline at 877-301-CODE (2633) or go to FreddieMacEthicsHelpline.com
30

THE FREDDIE MAC CODE OF CONDUCT | SECTION 5

Anti-Corruption

- Never offer or accept bribes, kickbacks or illegal payments.
- Immediately report any offers of improper payments to the Ethics Office.
- Carefully supervise all third parties who act on Freddie Mac's behalf and verify that they play fairly.



Business Opportunities, Innovations & Fair Dealings

- Do not circumvent or take "shortcuts" around the procedures and controls designed to mitigate the risks inherent in your business processes.
- Ensure new business opportunities are aligned with the Freddie Mac Mission.
- Innovations must demonstrably support our mission, not just disrupt our competitors.
- Conduct all Freddie Mac transactions and dealings fairly, consistently, transparently and without prejudice or bias.
- Never take unfair advantage of another employee or other stakeholder through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or other intentional unfair dealing practices.
- When miscommunications and misunderstandings occur, assume good intent on the part of the other party and correct the situation quickly.

HAVE QUESTIONS OR CONCERNS?

Call the Compliance & Ethics Helpline at 877-301-CODE (2633) or go to FreddieMacEthicsHelpline.com

31

THE FREDDIE MAC CODE OF CONDUCT | SECTION 5

Bringing Our Values Home

THE CHALLENGE

Just before a long holiday weekend, I unexpectedly received email instructions from a supplier I work closely with requesting a change in their payment method. The email asked if I could help the supplier get the payment processed before the holiday weekend and hinted at a cash flow issue. I wanted to support this supplier as they have always been good partners. I spoke with Master Data Management, and they helped me spot a few "red flags" — i.e., the timing of the request, the email address was different from the one normally used and our required documentation was missing from the request.

OUR APPROACH

Consider Our Values

We perform with excellence: While we want to be responsive to our supplier, we must follow documented procedures, many of which are designed to uncover "red flags" of suspicious activity and prevent fraud.

Consider the Ethical Issues at Stake

Potential consequences: This email could be from a malicious party attempting to defraud Freddie Mac and/or the supplier.

Due diligence: Our policies, procedures and other internal controls are there to help us effectively and efficiently do our work — in this situation, paying the party that actually provided the goods and/or services. They also are designed to help us avoid inadvertently violating laws, regulations and other obligations.

HAVE QUESTIONS OR CONCERNS?

Call the Compliance & Ethics Helpline at 877-301-CODE (2633) or go to FreddieMacEthicsHelpline.com

32

HAVE QUESTIONS OR CONCERNS? C all the Compliance & Ethics Helpl ine at 877-301-CODE (2633) or go to FreddieM acEthicsHelpl ine.com SECTION 6 We ask for guidance and report concerns. At Freddie Mac, each of us is accountable for strong individual and team performance. We want real results and not just the appearance of results. All companies — even those with strong cultures and good intentions — may experience episodes of misconduct. Our values define who we are as a company and expectations for our business conduct. It is important that we speak up — even when uncomfortable — if there are questions or concerns.

THE FREDDIE MAC CODE OF CONDUCT | SECTION 6

Seeking Advice and Reporting Misconduct

If you suspect that something isn't right, use our resources to help make sound decisions, ask questions and seek guidance. Additionally, you must self-disclose certain criminal convictions. We're counting on you to let us know of actual or potential concerns.

How do I ask for guidance or report misconduct?

Contact one of these resources:

- Your people leader or another leader in your division
- The Ethics Office
- The Compliance & Ethics Helpline
  - Phone: (877) 301-CODE (2633)
  - Internet: www FreddieMacEthicsHelpline.com
- HR Connect+ or Employee Relations in the Human Resources division
- The Employment Law team in the Legal division
- The Chair of the Audit Committee of the Board of Directors

Remember: the sooner you raise questions or concerns, the sooner we can resolve them, thereby minimizing any potential harm which may arise.

How does the Compliance & Ethics Helpline work?

You can seek advice or report suspected wrongdoing confidentially or anonymously by contacting the Helpline 24 hours a day, 365 days a year.

When you call the Helpline, a third-party service center operator will answer the call. This helps you to remain anonymous, if you so choose. You will be assigned an access code which you can use to log back in and check on the status of your report, to view any update posted and respond to any follow-up questions from the Ethics Office. Whether or not you choose to remain anonymous, Freddie Mac endeavors to keep your information confidential, consistent with the law and good business practices.



HAVE QUESTIONS OR CONCERNS?

Call the Compliance & Ethics Helpline at 877-301-CODE (2633) or go to FreddieMacEthicsHelpline.com

34

THE FREDDIE MAC CODE OF CONDUCT | SECTION 6

If I report misconduct, what happens next?

All reports are taken seriously. We will investigate and review the facts promptly and fairly, using an established and objective process.

If we determine that misconduct occurred, we will take appropriate action — up to and including discipline or termination of employment for the individuals responsible.

You may be asked to provide information as part of the investigation. As Freddie Mac employees, it is our duty to cooperate fully, and to be truthful and forthcoming. It is against our values and the Code to act in bad faith, or to intentionally make a false complaint or statement as part of an investigation.

If you make a report, you may not always be notified about how a situation is resolved or what action the company has taken. But by bringing the matter to our attention, you will have taken an important step in preserving our company's values and ethical culture.

No Tolerance for Retaliation

Freddie Mac is committed to maintaining a work environment where employees can ask questions, voice concerns and make appropriate suggestions without fear of retaliation.

Freddie Mac will not tolerate retaliation against any company or individual who reports a concern about potential illegal or unethical conduct or a violation of Freddie Mac policies, or who assists in the resolution of an investigation or proceeding.

Additional Resources

Mortgage Concerns: Contact Freddie Mac's Customer Support Department at (800) FREDDIE (373-3343)

REO Property Questions: Contact HomeSteps® Customer Support Department at (800) 972-7555



HAVE QUESTIONS OR CONCERNS?

Call the Compliance & Ethics Helpline at 877-301-CODE (2633) or go to FreddieMacEthicsHelpline.com

35

THE FREDDIE MAC CODE OF CONDUCT | SECTION 6

Bringing Our Values Home

THE CHALLENGE

I had an issue that I wasn't sure would be serious enough for an investigation. I decided to call the Compliance & Ethics Helpline to figure out what to do. The independent operators took down my question; I was even able to remain anonymous if I wanted. Less than a day later, someone from the Ethics Office responded to my question and provided clear guidance on the ways I could address my concern. My issue was stressful, but knowing my choices made me feel a bit more in control of the situation.

OUR APPROACH

Consider Our Values

We do the right thing: Dealing with concerns and conflicts at work can be hard and maintaining Freddie Mac's culture relies on each of us leading with integrity.

Consider the Ethical Issues at Stake

Potential consequences: Whether you identify yourself or remain anonymous, Freddie Mac treats inquiries and reports of wrongdoing confidentially. Seeking help allows the problem to be fixed, hopefully before it becomes a much bigger problem.

Reputational effect: Speaking up, seeking guidance and reporting actual or potential violations maintains Freddie Mac's high standards for ethical conduct.

HAVE QUESTIONS OR CONCERNS?

Call the Compliance & Ethics Helpline at 877-301-CODE (2633) or go to FreddieMacEthicsHelpline.com

36

Index of Policies

Pol/Std No.	Title
1-144	Business Courtesies and Sponsorships
1-145	Outside Activities and Family Member Activities
1-146	Personal Investments Policy
1-147	Post-Employment Corporate Information Protection
1-152	Investigations Policy for Complaints
1-166	Policy on Policies
2-306	Media Relations, Publications, Internet Postings and Speeches
3-201	Equal Employment Opportunity, Anti-Harassment, and Reasonable Accommodation Policy
3-210	Workplace Violence Prevention Policy
3-214	Corrective Action
3-219	Alcohol and Drug Abuse Policy
3-225	Relationships in the Workplace Policy
3-227	Background Checks
3-282	Prohibition of REO Purchases
4-101	Financial Reporting Risk Policy
6-300	Acceptable Use and Management of IT Assets, Licenses and End User Technology
7-105	Compliance with Antitrust Laws
7-115	Information Wall Policy
7-501	Regulatory Reporting
7-502	Responding to FHFA Examination and FHFA OIG Requests
7-600	Disbursements to Tax-Exempt Organizations and Prohibition of Corporate Political Activity
7-602	Personal Political Activities of Freddie Mac Employees
7-605	Contacts with Government Officials
7-710	Policy on Document Lifecycle and Legal Holds
8-300	Intellectual Assets
9-112	Travel and Business Expenses Policy
9-200	Procurement of Products and Services
S09-200.A	Procurement of Products and Services Standard
11-101	Enterprise Risk Policy
11-113	Information Risk Policy
S11-113.D	Cybersecurity Standard
S11-113.E	Information Privacy Standard
11-127	Financial Crimes Risk Policy

HAVE QUESTIONS OR CONCERNS?
Call the Compliance & Ethics Helpline at 877-301-CODE (2633) or go to FreddieMacEthicsHelpline.com
37

38 This Code of Conduct, Freddie Mac Corporate Policy #1-140, has been approved by the Audit Committee of the Freddie Mac Board of Directors. It has an effective date of January 1, 2026. It contains information pertaining to certain Freddie Mac policies and practices. Every Freddie Mac employee is expected to read this Code carefully as it describes the standards of conduct that govern our business dealings. If you have any questions or concerns about this Code of Conduct, please consult your people leader or the Ethics Office. This Code and all Freddie Mac policies do not alter the at-will employment relationship between Freddie Mac and any employee. Nothing contained in this Code of Conduct or Freddie Mac policies constitutes a contract or creates any contractual or equitable obligations on the part of the company; nor does anything in this Code or Freddie Mac policies expand or increase any employee or third party’s legal rights or the company’s legal obligations. Freddie Mac may elect to amend this Code at any time. A current version of the Code can be found on Freddie Mac’s internal and external websites. Matters relating to the interpretation of this Code and your agreement to this Code, or to the interpretation of any other company policy, will be governed by the laws of the Commonwealth of Virginia, without regard to its conflict of law provisions. This Code is the property of Freddie Mac and all rights are reserved.